UNIVERSAL DISPLAY CORPORATION
                          (a development-stage company)

                    NET LOSS PER COMMON SHARE CALCULATION (A)
                                   EXHIBIT 11


                                                                        Three Months                       Six Months
                                                                       Ended June 30,                       June 30,
                                                                       --------------                       --------
                                                                    1997             1996             1997              1996
                                                                    ----             ----             ----              ----

Net loss per common share:

     Net Loss                                                  ($  809,715)      ($  426,552)      ($1,410,205)      ($  763,060)

Weighted average number of shares outstanding                    8,937,268         8,794,411         8,937,268         8,287,268

Incremental number of shares related to Common Stock
issuances within 12 months of the initial public offering             --                --                --                --

Incremental number of shares related to Common
     Stock options and warrants
     granted within 12 months of
     the initial public offering                                      --                --                --             254,269

Adjusted weighted average number of shares outstanding           8,937,268         8,794,411         8,937,268         8,541,537
                                                               ===========       ===========       ===========       ===========

Net loss per common share                                      ($     0.09)      $     (0.05)      $     (0.16)      $     (0.09)
                                                               ===========       ===========       ===========       ===========




(A) Net loss per Common share was calculated by dividing the net loss by the weighted average number of Common shares outstanding for the respective periods. Pursuant to the requirements of the Securities and Exchange Commission, Common stock issued by the Company during the twelve months immediately preceding the initial public offering has been included in the calculation of shares used in computing net loss per Common share as if they were outstanding for all periods presented up to the April 1996 public offering. In addition, options and warrants to purchase Common stock issued by the Company during the 12 months immediately preceding the public offering have been included in the calculation of shares used in computing net loss per Common share as if they were outstanding for all periods presented up to the April 1996 public offering (using the treasury stock method and an initial public offering price of $5.00 per share).